UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Marin Software Incorporated

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MARIN SOFTWARE INCORPORATED

123 Mission Street, 27th Floor

San Francisco, California 94105

SUPPLEMENT TO PROXY STATEMENT

This supplement provides updated information for the proxy statement of Marin Software Incorporated (“we,” “our,” “us” or the “Company”), filed with the Securities and Exchange Commission on March 26, 2018 (the “Proxy Statement”), which was previously provided, or made available, to the Company’s stockholders. The changes described below supplement the Proxy Statement and there are otherwise no other revisions to the Proxy Statement.

On April 12, 2018, our board of directors (the “Board”) approved the Company’s entry into change in control and severance agreements (“Severance Agreements”) with Christopher Lien, our Chief Executive Officer (“CEO”) and principal executive officer, Bradley Kinnish, our Chief Financial Officer (“CFO”) and principal financial officer, and Wister Walcott, our Executive Vice President, Product and Technology (“EVP”), each a named executive officer disclosed in the “Executive Compensation—Summary Compensation Table” in the Proxy Statement. Accordingly, the section of the Proxy Statement under the heading “Executive Compensation—Potential Payments upon Employment Termination and Change in Control Events” appearing on pages 22 and 23 of the Proxy Statement is supplemented with the disclosures set forth below. The following reflects the addition of the Severance Agreements with each of our named executive officers:

Potential Payments upon Employment Termination and Change in Control Events

The foregoing Offer Letters and Arrangements are subject to the severance arrangements described hereunder.

Christopher Lien

Mr. Lien entered into a Severance and Change in Control Agreement in April 2018 (the “Lien Severance Agreement”) with the Company that provides for potential payments and benefits in the event of employment termination. The Lien Severance Agreement provides as follows:

•	Term: Pursuant to its terms, the Lien Severance Agreement has a three-year term and renews automatically, but terminates earlier upon (a) the date Mr. Lien’s employment is terminated for a reason other than a “qualifying termination” or “CIC qualifying termination,” or (b) the date the Company has met all of its obligations under the Lien Severance Agreement following a qualifying termination or CIC qualifying termination. A “CIC qualifying termination” is defined as a separation occurring within three months preceding or 12 months following a change in control of our Company (i) for any reason other than cause, as defined in the Lien Severance Agreement or (ii) resulting from Mr. Lien’s voluntary resignation for good reason, as defined in the Lien Severance Agreement. A “qualifying termination” is defined as a separation that is not a CIC qualifying termination occurring (x) for any reason other than cause, as defined in the Lien Severance Agreement or (y) resulting from Mr. Lien’s voluntary resignation for good reason, as defined in the Lien Severance Agreement.

•	Termination other than in connection with a change in control. In the event of a qualifying termination, Mr. Lien would be entitled to receive severance benefits equal to nine months of his annual base salary as of immediately prior to the qualifying termination, an amount equal to 75% of his annual target bonus for the year in which the qualifying termination occurs, and the monthly benefits premium under COBRA for nine months.

•	Termination in connection with a change in control. In the event of a CIC qualifying termination, following a change in control, as defined in the Lien Severance Agreement, of our Company, Mr. Lien would be entitled to receive severance benefits equal to 18 months of his annual base salary as of immediately prior to the CIC qualifying termination, an amount equal to 150% of his annual target bonus for the year in which the CIC qualifying termination occurs, and the monthly benefits premium under COBRA for up to 18 months or a cash benefit equivalent. In addition, the shares underlying all unvested equity awards held by Mr. Lien immediately prior to such termination will become vested and exercisable in full, and for awards that would otherwise vest only upon satisfaction of performance criteria, such awards shall accelerate and become vested and exercisable as to 100% of the then unvested shares subject to such awards. Awards that vest upon satisfaction of performance criteria for which those criteria have not yet been satisfied or cannot be determined as of the date of the CIC qualifying termination shall be measured as if all applicable performance criteria were achieved at target levels, except to the extent otherwise provided in the award agreement evidencing such award.

We believe that these protections serve our executive retention objectives by helping Mr. Lien maintain continued focus and dedication to his responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of the Lien Severance Agreement were determined after review by our compensation committee, which recommended approval by the Board, and review and approval by the Board.

The table below presents estimated payments and benefits that would have been provided to Mr. Lien assuming his qualifying termination or CIC qualifying termination as of December 31, 2017. As a condition of receiving any severance benefits in connection with the Lien Severance Agreement, Mr. Lien must execute a full waiver and release of all claims in our favor. In addition to the benefits described in the table below, upon termination of employment Mr. Lien may be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

Christopher Lien
Termination after Change of Control (CIC qualifying termination):
Cash severance(1)	$1,200,000
Post-termination COBRA reimbursement(2)	45,783
Acceleration of Stock Options(3)	—

Total	$1,245,783

Termination not in connection with Change of Control (qualifying termination):
Cash severance(4)	$600,000
Post-termination COBRA reimbursement(5)	22,892

Total	$622,892

(1)	Mr. Lien would receive 18 months of base salary, plus an amount equal to 150% of his annual target bonus.
(2)	Mr. Lien would receive up to 18 months of COBRA.
(3)	Mr. Lien held (i) a stock option with 297 unvested shares subject to such option with an exercise price of $68.18 per share, and (ii) a stock option with 2,607 unvested shares subject to such option with an exercise price of $45.36 per share. The exercise price for each of Mr. Lien’s outstanding stock options is greater than $10.95, the closing price of our common stock on the New York Stock Exchange as of December 29, 2017, the last trading day of the year ended December 31, 2017.
(4)	Mr. Lien would receive nine months of base salary, plus an amount equal to 75% of his annual target bonus.
(5)	Mr. Lien would receive up to nine months of COBRA.

Bradley Kinnish and Wister Walcott

Each of Messrs. Kinnish and Walcott entered into a Severance and Change in Control Agreement in April 2018 (the “Executive

Severance Agreement”) with the Company that provides for potential payments and benefits in the event of employment termination. In the case of Mr. Walcott, the Severance Agreement supersedes in its entirety Mr. Walcott’s Severance and Change in Control

Agreement dated August 31, 2017. Each Executive Severance Agreement provides as follows:

•	Term: Pursuant to its terms, the Executive Severance Agreement has a three-year term and renews automatically, but terminates earlier upon (a) the date the executive’s employment is terminated for a reason other than a “qualifying termination” or “CIC qualifying termination,” or (b) the date the Company has met all of its obligations under the Executive Severance Agreement following a qualifying termination or CIC qualifying termination. A “CIC qualifying termination” is defined as a separation occurring within three months preceding or 12 months following a change in control (i) for any reason other than cause, as defined in the Executive Severance Agreement or (ii) resulting from the executive’s voluntary resignation for good reason, as defined in the Executive Severance Agreement. A “qualifying termination” is defined as a separation that is not a CIC qualifying termination occurring (x) for any reason other than cause, as defined in the Executive Severance Agreement or (y) resulting from the executive’s voluntary resignation for good reason, as defined in the Executive Severance Agreement.

•	Termination other than in connection with a change in control. In the event of a qualifying termination, Mr. Kinnish or Mr. Walcott, as the case may be, would be entitled to receive severance benefits equal to six months of his annual base salary as of immediately prior to the qualifying termination, an amount equal to 50% of his annual target bonus for the year in which the qualifying termination occurs, and the monthly benefits premium under COBRA for six months.

•	Termination in connection with a change in control. In the event of a CIC qualifying termination, following a change in control, as defined in the Executive Severance Agreement, of our Company, Mr. Kinnish or Mr. Walcott, as the case may be, would be entitled to receive severance benefits equal to 12 months of his annual base salary as of immediately prior to the CIC qualifying termination, an amount equal to 100% of his annual target bonus for the year in which the CIC qualifying termination occurs, and the monthly benefits premium under COBRA for up to 12 months or a cash benefit equivalent. In addition, the shares underlying all unvested equity awards held by Mr. Kinnish or Mr. Walcott, as the case may be, immediately prior to such termination will become vested and exercisable in full, and for awards that would otherwise vest only upon satisfaction of performance criteria, the foregoing acceleration shall accelerate and become vested and exercisable as to 100% of the then unvested shares subject to such awards. Awards that vest upon satisfaction of performance criteria for which those criteria have not yet been satisfied or cannot be determined as of the date of the CIC qualifying termination shall be measured as if all applicable performance criteria were achieved at target levels; except to the extent otherwise provided in the award agreement evidencing such award.

We believe that these protections serve our executive retention objectives by helping Messrs. Kinnish and Walcott maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of each Executive Severance Agreement was determined after review by our compensation committee, which recommended approval by the Board.

The table below presents estimated payments and benefits that would have been provided to each of Messrs. Kinnish and Walcott assuming his qualifying termination or CIC qualifying termination as of December 31, 2017. As a condition of receiving any severance benefits in connection with the Executive Severance Agreement, Messrs. Kinnish and Walcott, as the case may be, must execute a full waiver and release of all claims in our favor. In addition to the benefits described in the table below, upon termination of employment Messrs. Kinnish and Walcott may be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	Bradley Kinnish		Wister Walcott
Termination after Change of Control (CIC qualifying termination):
Cash severance(1)	$412,500		$300,000
Post-termination COBRA reimbursement(2)	8,560
Acceleration of Stock Options and RSUs	156,432	(3)	—	(4)

Total	$577,492		$300,000

Termination not in connection with Change of Control (qualifying termination):
Cash severance(5)	$206,250		$150,000
Post-termination COBRA reimbursement(6)	4,280

Total	$210,530		$150,000

(1)	Each named executive officer would receive twelve months of base salary, plus an amount equal to 100% of his annual target bonus.
(2)	Each named executive officer would receive up to 12 months of COBRA.
(3)	Mr. Kinnish held (i) 14,286 unvested RSUs with a market value of $156,432 as of December 29, 2017, the last trading day of the year ended December 31, 2017, and (ii) a stock option with 28,572 unvested shares subject to such option with an exercise price of $13.30 per share, the exercise price of which is greater than $10.95, the closing price of our common stock on the New York Stock Exchange as of December 29, 2017.
(4)	Mr. Walcott held a stock option with 20,536 unvested shares subject to such option with an exercise price of $17.50 per share, which is greater than $10.95, the closing price of our common stock on the New York Stock Exchange as of December 29, 2017, the last trading day of the year ended December 31, 2017.
(5)	Each named executive officer would receive nine months of base salary, plus an amount equal to 75% of his annual target bonus.
(6)	Each named executive officer would receive up to six months of COBRA.

The section of the Proxy Statement under the heading “Executive Compensation—Outstanding Equity Awards as of December 31, 2017” appearing on page 21 of the Proxy Statement is supplemented with the disclosures set forth below. The following reflects the addition of equity grants to Messrs. Walcott and Kinnish:

On March 7, 2018, the Board granted Mr. Kinnish a stock option covering 71,000 shares of common stock, with 25% of such shares subject to the option vesting on January 8, 2019, with 1/48th of the shares subject to the option vesting monthly thereafter, until the option is fully vested on January 8, 2022, subject to Mr. Kinnish’s continued employment with us.

On April 12, 2018, the Board granted Mr. Walcott 45,000 RSUs which are subject to vesting, with 25% of the RSUs vesting on the vesting on the first anniversary of the grant date, with the remaining RSUs to vest monthly thereafter on each monthly anniversary of the grant date, such that the RSUs would be fully vested on April 12, 2022, subject to Mr. Walcott’s continued employment with us.